Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) of Gibraltar Industries, Inc. pertaining to the Gibraltar Industries, Inc. 2016 Stock Plan for Non-Employee Directors and to the incorporation by reference therein of our reports dated February 18, 2016, with respect to the consolidated financial statements of Gibraltar Industries, Inc., and the effectiveness of internal control over financial reporting of Gibraltar Industries, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Buffalo, New York
May 13, 2016